Exhibit 3.37.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

PHCT OP, L.P.

This Certificate of Limited Partnership of PHCT OP, L.P. (the “Partnership”), dated March 2, 2004, is being duly executed and filed by PHCT GP, LLC, a Delaware limited liability company, as general partner to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101, et seq.).

1.             Name.  The name of the limited partnership formed hereby is PHCT OP, L.P.

2.             Registered Office.  The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.             Registered Agent.  The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.             General Partner.  The name and business mailing address of the sole general partner of the Partnership is PHCT GP, LLC, c/o Fortress Investment Group LLC, 1251 Avenue of the Americas, New York, New York 10020.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

PHCT GP, LLC

By:	Provident Healthcare Capital Trust,
the sole member

By:	/s/ Darryl W. Copeland, Jr.
	Name:	Darryl W. Copeland, Jr.
	Title:	Chief Executive Officer